Exhibit 99.1

Conference call:	Today, Friday, March 10, 2006 at 10:00 a.m. EST
Webcast / Replay URL:	www.ballantyne-omaha.com/investor_relations/ or www.fulldisclosure.com

Dial-in number:

800/741-7590

The replay will be available on the Internet for 90 days.

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Ballantyne of Omaha 2005 Pretax Income Increases 15.2% on 9.6% Rise

in Net Revenues, Led By Improved Domestic Theater Products Demand

OMAHA, Nebraska (March 10, 2006) Ballantyne of Omaha, Inc. (Amex: BTN), a manufacturer of motion picture projection and specialty lighting equipment, today reported financial results for the fourth quarter (Q4) and year ended December 31, 2005.

For the full year 2005 net revenues rose 9.6% to $53.9 million from $49.1 million in 2004, reflecting increased demand for theater products in the US, Mexico and South America, as well as improved sales of domestic lighting products. Restaurant segment sales declined year-over year, reflecting the elimination of the company’s restaurant equipment product line. Gross profit in 2005 rose 10.3% to $14.9 million, or 27.7% of net revenues, from $13.5 million, or 27.5% of net revenues, in 2004. The gross profit improvement reflects higher gross profit in the theatre, lighting and restaurant segments. However gross profits as a percentage of revenue for theatre sales declined 50 basis points in 2005 compared to 2004, reflecting a shift in product mix that included higher sales of xenon bulbs that carry lower gross margins and lower sales of replacement parts.

Pre-tax income in 2005 rose 15.2% to $6.8 million, compared to $5.9 million in 2004, principally reflecting improved operating results and increased net interest income. Net income in 2005 was $4.3 million, or $0.31 per diluted share, compared to net income of approximately $5.1 million, or $0.37 per diluted share, in 2004. The 2004 net income reflects the benefit of a reversal of certain tax asset valuation reserves that resulted in a $1.2 million ($0.09 per share) credit to income tax expense. A non-GAAP reconciliation is provided below. Per share results are based on a weighted average number of diluted shares outstanding of 13,920,431 and 13,608,876 in 2005 and 2004, respectively.

Q4 2005 net revenues declined 3% to $14.0 million compared to $14.5 million in the year-ago fourth quarter. In Q4 2004 Ballantyne recorded a special venue sale in China of approximately $2.1 million which did not recur in Q4 2005. Gross profit in Q4 2005 was $3.8 million, or 26.8% of net revenues, nearly matching Q4 2004 gross profit of $3.8 million, or 26.3% of net revenues. The improved gross profit margin in Q4 2005 primarily reflects efficiencies being achieved in the manufacturing process.

Net income in Q4 2005 was $1.1 million, or $0.08 per diluted share, compared to net income of $1.2 million, or $0.09 per diluted share, in Q4 2004. Per share results for the fourth quarters of 2005 and 2004 are based on a weighted average number of diluted shares outstanding of 13,993,062 and 13,703,081 respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Excluding the year-ago tax benefit of $1.2 million, Ballantyne achieved substantial top-and bottom line improvements in 2005, a performance for which our entire organization should be proud. Ballantyne also performed well during the 2005 fourth quarter, though year-over-year comparisons reflect the benefit in the 2004 period of the sale in China which accounted for almost 15% of last year’s fourth quarter revenue. When excluding the China sale from 2004’s fourth quarter, the year-over-year increased sales were driven by growth in domestic theater product demand while international sales levels remained relatively stable.

“We also made notable progress in improving our balance sheet in 2005, as we completed the year with negligible long-term debt and nearly $20 million of cash and cash equivalents. Further, our inventories were approximately $9.9 million at year-end 2005, or 18% below the level at the end of 2004, demonstrating our progress in managing this important asset. Given this strong financial position and our theater industry leadership, we continue to explore new investment opportunities to grow our business.

“Ballantyne is meeting its internal projections for theater equipment sales in the current quarter to date, but we have begun to see evidence of the industry’s expected transition to digital cinema in the month of March. For example, theatre owners are now evaluating their options as they plan capital expenditures relative to new or used film projectors or digital equipment. Digital cinema remains an important component of our long-term growth strategy, and we continue to work closely with our partner, NEC Solutions (America), Inc. to launch this next generation technology within the exhibition industry. In support of this initiative, the Company believes the establishment of a service network would add value to our installation and ‘after-sale service’ activities. We are presently reviewing the best means of cost-effectively launching this offering while ensuring that the network is in place as the industry commences this long-anticipated transition.

“In 2006, we expect to invest in the establishment of this service network while making further investments in sales and marketing to strengthen our role in the digital cinema industry. We also continue to actively identify and evaluate, in a disciplined manner, possible accretive acquisitions that will diversify our product offerings and leverage the Company’s existing manufacturing capacity.”

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Non-GAAP Reconciliation

Adjusted Net Income is defined as Net Income without the benefit of certain deferred tax valuation allowances. The Company believes this measure can be useful to investors in evaluating the operating performance of the Company’s core operations.

Summary of Adjustments to 2005 Results (unaudited)

	Year Ended December 31,
	2005	2004

Net income	$4,308,897	$5,073,329
Reversal of valuation allowance (1)	—	1,243,676
Adjusted net income	4,308,897	3,829,653

Adjusted net income per diluted share:	$0.31	$0.28

(1) During 2004, the Company reversed all valuation allowances against its deferred tax assets. The reversal was recorded as an offset against income tax expense in the amount of $1.2 million. Adjusted net income illustrates the impact of taxes the Company would have expensed, had it not reversed its valuation allowances during the period.

About Ballantyne of Omaha

Ballantyne is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers. The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations.

CONTACT:

Brad French	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$14,043,297	14,513,617	$53,856,997	$49,144,510
Cost of revenues	10,275,752	10,698,153	38,951,626	35,629,838
Gross profit	3,767,545	3,815,464	14,905,371	13,514,672

Selling & administrative expenses:
Selling	776,312	995,347	2,831,706	3,126,174
Administrative	1,525,134	1,055,663	5,632,643	4,605,220
Total selling & administrative exp.	2,301,446	2,051,010	8,464,349	7,731,394
Gain (loss) on disposal of assets, net	467	(5,138)	9,171	104,892
Income from operations	1,466,566	1,759,316	6,450,193	5,888,170

Interest income	139,434	53,565	412,408	129,813
Interest expense	(5,026)	(7,610)	(30,939)	(35,141)
Other expense, net	(26,838)	(42,159)	(46,897)	(91,329)
Income before income taxes	1,574,136	1,763,112	6,784,765	5,891,513
Income tax expense	497,459	534,232	2,475,868	818,184
Net income	$1,076,677	$1,228,880	$4,308,897	$5,073,329

Earnings per share
Basic	$0.08	$0.09	$0.33	$0.40
Diluted	$0.08	$0.09	$0.31	$0.37

Weighted average shares outstanding:
Basic	13,390,162	12,943,245	13,255,349	12,828,096
Diluted	13,993,062	13,703,081	13,920,431	13,608,876

Selected Balance Sheet Items:

	December 31, 2005	December 31, 2004
	(Unaudited)
Cash and cash equivalents	$19,628,348	$14,031,984
Accounts receivable, net	7,821,085	6,159,764
Inventories, net	9,942,065	12,173,966
Current portion of long-term debt	27,761	25,935
Long-term debt	14,609	42,370
Accounts payable and accrued expenses	6,675,923	7,077,303
Total stockholders’ equity	$39,997,505	$34,523,438

Selected Cash Flow Statement Items:

	Year Ended December 31,
	2005	2004
	(Unaudited)
Net income	$4,308,897	$5,073,329
Depreciation and amortization	1,136,822	1,082,360
Net cash provided by operating activities	5,547,776	5,905,440
Capital expenditures	827,302	1,131,792
Net cash used in investing activities	807,501	818,543
Net cash provided by financing activities	856,089	183,519
Net increase in cash & cash equivalents	5,596,364	5,270,416
Cash & cash equivalents at beginning of period	14,031,984	8,761,568
Cash & cash equivalents at end of period	$19,628,348	$14,031,984

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